EXHIBIT 5.1

May 9, 2014 Aeterna Zentaris Inc. 1405 du Parc-Technologique Blvd. Québec, Quebec Canada G1P 4P5	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com

Dear Sirs/Mesdames:

This opinion is furnished to Aeterna Zentaris Inc. (Aeterna Zentaris), a corporation incorporated under the federal laws of Canada, in connection with issuance and sale by Aeterna Zentaris of up to 14,018,692 common shares of its capital (the Common Shares) pursuant to the Registration Statement on Form F-3 (Registration No. 333-194547) (the Registration Statement) filed by Aeterna Zentaris with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), and the related prospectus dated March 28, 2014, as supplemented by the prospectus supplement dated May 9, 2014 and filed with the SEC with respect to the offer and sale of the Common Shares (as so supplemented, the Prospectus).

The Common Shares are being sold to purchasers from time to time through MLV & Co. LLC (MLV), acting as agent, pursuant to an At Market Issuance Sales Agreement (the Sales Agreement) between Aeterna Zentaris and MLV.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement and the Prospectus;

(b)	the restated articles of incorporation, articles of amendment and by-laws of Aeterna Zentaris;

(c)	a Certificate of Compliance dated May 8, 2014 issued by Industry Canada and a Certificat d’attestation dated May 8, 2014 issued by the Quebec Registraire des entreprises, each pertaining to Aeterna Zentaris; and

(d)	the Sales Agreement.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Aeterna Zentaris and have not performed any independent check or verification of such factual matters.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc.) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the certificate of compliance and the certificat d’attestation referred to above will continue to be accurate as at the date of issuance of any Common Shares offered or sold under the Prospectus.

The opinion set forth below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable shares in the share capital of Aeterna Zentaris.

We hereby consent to the filing of this opinion letter as an exhibit to Aeterna Zentaris’ Report of Foreign Issuer on Form 6-K being furnished to the SEC on the date hereof and being incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP